Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Mullen Automotive, Inc. on Form S-8 (File Nos. 333-276539, 333-28274, 333-274113, 333-267417 and 333-266787) of our report dated January 24 2025, with respect to our audits of the consolidated financial statements of Mullen Automotive, Inc., as of September 30, 2024 and 2023 and for the years then ended, included in this Annual Report on Form 10-K of Mullen Automotive, Inc., for the fiscal year ended September 30, 2024. Our report includes an explanatory paragraph as to the Company’s ability to continue as a going concern.

/s/ RBSM LLP

RBSM LLP

Larkspur, CA

January 24, 2025

PCAOB ID No. 587